April 14, 1999

Digital Video Display Technology Corp.
Attn: Lee Edmonson

     Re:     Engagement Agreement For Legal Services

Gentlemen:

     This letter confirms that Digital Video Display Technology Corp., a valid and existing public corporation in good standing under the laws of the State of Nevada ("You" or the "Company"), has retained the services of the Law Office of Paul G. Marshall, P.C. (the "Firm") to act on your behalf as attorneys for the following purposes:

1.          (a)     to counsel, advise and guide You with respect to the
negotiation of licensing and/or similar and related agreements with the licensors (e.g., record companies and other content providers), advertisers, merchandise providers and strategic partners relating to possible "e-commerce" which may be offered as part of the Company's products, and, as applicable, the licensees/purchasers of the products and services regarding and resulting from your so-called "video jukebox" technology, and to perform any legal services related thereto; and

2.               (b)     to counsel, advise and guide You with respect to the
negotiation of any arrangements regarding third-party investors, private and/or public financings and/or similar and related agreements regarding the Company, and to perform any legal services related thereto.

3. Notwithstanding the foregoing, the Firm shall not provide any tax counseling or litigation services to You.

4.          (a)     As Compensation for legal services provided by the Firm on all matters hereunder, You shall pay the Firm its basic fees (subject to Section 3 below), based upon the Firm's current hourly rates, which range from one hundred twenty-five dollars ($125.00) to four hundred seventy-five dollars ($475.00), depending upon the attorney who is rendering services. You understand that necessity may require the Firm to adjust these rates from time to time, and the Firm agrees to give You prior notice of any such adjustment.
In addition, You will reimburse the Firm for all of its expenses incurred in connection with the performance of its services hereunder promptly upon its submission to You of statements summarizing such expenses.

5.               (b)     Charges for services performed and expenses incurred
will be submitted generally to You on a monthly basis, and You agree to make all payments promptly following your receipt of the Firm's invoice setting forth such charges. These charges will be subject to reasonable interest charges and collection costs in the event of late payment or non-payment. The Firm will be entitled to assume that You have raised all questions You might have (if any) about a particular invoice within twenty (20) days after your receipt thereof. The Firm reserves the right to postpone or defer providing additional services to You or to discontinue its representation of You if billed amounts are not paid when due.

6. To commence our work consistent with Section 1 above, You shall pay to the Firm a retainer of Ten Thousand Dollars ($10,000) (the "Retainer"), which You will deliver or wire transfer to the Firm along with a signed copy of this agreement and another Five Thousand (5,000) within ten days of signing of this Retainer the total of Fifteen Thousand ($15,000) Dollars will then be credited against the Firm's basic legal fees and related expenses as and when they are billed to You.

7. The foregoing provisions notwithstanding, the Firm shall have complete discretion to accept or decline representation of You in any particular matter in respect of which You request the Firm's counsel or advice, and You similarly may terminate this agreement at any time, provided that such termination shall not affect any expenses incurred, or any fees earned or equitably accrued, before such termination.

8. If the Firm should be of particularly beneficial assistance in helping You locate or consummate a new business opportunity that You choose to enter into, then, in addition to the legal fees provided for above, the Firm shall also be eligible for a reasonable "success fee," arrived at ad hoc for each such matter, in good faith discussion between You and the Firm at such time.

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9.          This agreement shall be interpreted and governed by the laws of the
State of New York pertaining to agreements made and to be wholly performed therein. The State and Federal courts located in New York County shall have exclusive jurisdiction over any dispute arising hereunder, and You do hereby (a) consent to the personal jurisdiction of any such court and (b) irrevocably waive any objection to the venue, or the inconvenience of the forum, of any such court. The prevailing party in any action or proceeding brought in connection with this agreement shall be entitled to recover its expenses and reasonable attorneys' fees from the other party. The prevailing party in any action or proceeding brought in connection with this agreement shall be entitled to recover its expenses and reasonable attorneys' fees from the other party.

10. The Firm's insurance carrier requires the Firm to inform You that it has had, and will continue to have, dealings with many parties involved in the entertainment business, some of which may be in direct competition or conflict with You. To the extent the Firm is aware of a direct conflict, the Firm shall notify You and possibly seek your consent to further representation in the area of possible conflict. Similarly, this agreement constitutes your acknowledgment of the Firm's general role in the entertainment business and its regular representation of multiple parties with differing interests.

11. If the foregoing accurately reflects your understanding of our retainer agreement, kindly so indicate by signing the enclosed copy of this letter and returning it to the Firm.

                         Very truly yours,
                         THE LAW OFFICE OF PAUL G. MARSHALL, P.C.
                         By:/s/ Paul G. Marshall

ACCEPTED AND AGREED TO:
DIGITAL VIDEO DISPLAY TECHNOLOGY CORP.

By:
/s/ Lee Edmondson, President